J.P. Morgan & Co. Incorporated
60 Wall Street
New York, NY 10260-0060
NYSE: symbol: JPM

--------------------------------------------------------------------------------


NEWS RELEASE: IMMEDIATE                                           April 12, 2000


J.P. MORGAN REPORTS RECORD EARNINGS

J.P. Morgan today reported record quarterly net income of $628 million for the first quarter of 2000, up from $600 million in the first quarter of 1999. Earnings per share were $3.37, an increase of 12% from $3.01 a year ago. Return on common equity was 23% in the quarter, compared with 22% in the first quarter of 1999.

HIGHLIGHTS FOR THE FIRST QUARTER:

-      Economic value added (EVA) rose 26% to $358 million from a year ago

- Revenues of $2.836 billion were up 14% from a very strong first quarter in 1999

- Strong momentum in Equities, Investment Banking, and Asset Management Services fueled top-line growth

- Expenses increased 18% because of higher performance-driven compensation accruals and investment in the expansion of key client activities

- The efficiency ratio (expenses divided by revenues) was 65%, within our target range

"We continued to reap the benefits of our strategic investments this quarter," said Douglas A. Warner III, chairman. "Strength in equities, investment banking, and asset management drove growth and has created a much more diversified earnings mix. We are excited about the momentum in our core franchise and the upside potential of our e-finance initiatives."

ACCELERATION OF FIRMWIDE e-FINANCE INITIATIVES

During the quarter we significantly accelerated efforts to launch digital, commercial applications of Morgan capabilities and technologies, frequently partnering with firms that are leaders in their industries. To that end, we established LabMorgan, a new e-finance unit that aims to be a destination of choice for entrepreneurs and a hub for innovation within the firm. These initiatives have important benefits: They provide our clients and us with improved service and extend our client reach by capturing scale and drawing on the resources of partner companies. They also unlock equity value from leading-edge technologies that we have developed to support existing business activities. Major initiatives in the quarter included:

- Launch of Morgan OnLine, comprehensive, integrated wealth management advice and services delivered to affluent individuals via the Internet

- Participation in Sony Net Bank, a new consumer e-banking venture in Japan that will utilize J.P. Morgan's

--------------------------------------------------------------------------------
Press contact:                Joseph M. Evangelisti                 212/648-9589
Investor contact:             Ann B. Patton                         212/648-9446

J.P. Morgan & Co. Incorporated         2


       on-line private banking expertise

- Formation of Arcordia, an Internet-based derivative operations and settlement company

- Participation in Securities.Hub, an e-commerce company that will host a series of on-line portals linking securities firms and dealers with institutional investors worldwide

- Formation of Market Axess, a multi-dealer fixed income transaction platform providing on-line access to research, new-issue, and secondary markets

- Creation of Cygnifi, an independent, Internet-based derivatives services company delivering market, credit, and collateral risk management expertise

Since the beginning of April we have announced three additional initiatives:

- Formation of TransactPlus, an independent firm that allows companies to identify, validate, and connect with each other in a 24x7, secure, globally available environment

- Creation of SwapsWire, a network and protocol for on-line trading and negotiation of interest rate derivative transactions

- Creation of GoldAvenue, an independent company that will be the first to offer a comprehensive range of products and services to the gold market over the Internet

REVENUES BY SEGMENT

Total revenues were $2.836 billion in the first quarter of 2000, up 14% from the same period a year ago.

Investment Banking revenues rose 41% to $364 million in the first quarter. The increase was fueled by robust advisory results and record revenues from equity underwriting and derivatives. Revenues from European clients and the technology and biotechnology sectors were particularly strong. For the first quarter, Thompson Financial Securities Data Corporation ranked J.P. Morgan fifth worldwide in completed mergers and acquisitions, with a market share of 18%. This includes strong gains in the United States, where we ranked third with a similar market share.

Equities revenues increased more than twofold to $636 million over the prior year. Equity derivative revenues were sharply higher, reflecting increased client demand and significant trading gains. Results from equity underwriting more than doubled as we maintained our top-three lead manager ranking for transactions larger than $500 million and gained share overall. We ranked fifth among lead underwriters of U.S. transactions with a market share of 8.9%, compared with seventh and a market share of 5.6% for all of 1999. Brokerage commission revenues also increased sharply as a result of higher volumes and market share gains, particularly in Europe.

Interest Rate and Foreign Exchange Markets revenues declined 25% to $489 million from the first quarter of 1999, primarily due to lower trading results and client activity in interest rate derivatives. Less investor

J.P. Morgan & Co. Incorporated         3




demand for yield-enhancing transactions in the rising interest rate environment globally, combined with a shift in interest toward equities, depressed client flows. Government securities revenues were strong in the quarter, although down from a year ago when results in Asia were exceptional. Foreign exchange activities were in line with last year's quarter.

Credit Markets revenues were $387 million in the first quarter. This compares with revenues of $704 million a year ago, which included significant gains on hedges of our economic exposures to Brazil. This quarter saw continued momentum in structured finance and benefited from improved emerging market conditions in both underwriting and trading.

Credit Portfolio revenues increased 27% to $199 million while overall risk in our credit portfolio was flat compared with the fourth quarter and significantly down from the first quarter of 1999. The increase in revenues reflected higher mark-to-market values of credit derivatives used as economic hedges of our exposures. It also resulted from an increase in the value of our derivatives portfolio brought about by narrower credit spreads. Income associated with our traditional loan portfolio rose as the proportion of higher-yielding assets increased.

The allowances for credit losses totaled $416 million at March 31, 2000, consistent with year-end levels. Impaired loans rose from $77 million to $140 million, which was primarily accounted for by a single industrial counterparty in Europe. Reflecting overall risk levels in the portfolio, average economic capital for the segment was $2.5 billion in both the first quarter of 2000 and the fourth quarter of 1999, down approximately 30% from $3.7 billion in last year's first quarter.

Asset Management Services revenues increased 32% to $407 million compared with a year ago. The increase included significant growth in revenues in our private banking activities. It also included a rise in investment management fees, reflecting asset growth and a shift in asset mix towards higher-fee alternative investment disciplines. Assets under management increased 17% from a year ago to approximately $370 billion at March 31, 2000. Earnings from our equity investment in American Century also rose.

Equity Investments reported revenues of $153 million in the first quarter, primarily reflecting gains in investments in the telecommunications industry. Gains of $68 million were realized through sales, with the remainder due to appreciation in fair value. Deal flow was strong as we invested approximately $120 million, two-thirds of which was committed to the rapidly expanding technology and e-commerce sectors. Equity investments recorded a loss of $14 million in the first quarter of 1999, primarily reflecting write-downs of Brazilian investments.

Proprietary Investing and Trading revenues were $188 million in the quarter, up from $127 million a year ago. Total return - reported revenues and the change in net unrealized value - was $235 million in the quarter compared with $91 million a year ago. The increases were achieved on significantly lower market risk levels.

J.P. Morgan & Co. Incorporated         4




Reported revenues and total return in the first quarter of 2000 reflected strong results across our U.S. portfolios. This compares with the year-ago period, which reflected very strong results in our European portfolio and losses in our investment securities and Asian portfolios. Average economic capital for the segment declined from $3.6 billion last year to $0.5 billion in this quarter.

Corporate revenues were $13 million in the first quarter, essentially unchanged from the 1999 period. They included $76 million and $65 million of revenues from activities related to Euroclear in this year's and last year's quarter, respectively.

OPERATING EXPENSES

Operating expenses were $1.855 billion in the first quarter, an increase of 18% from the year-ago quarter. The rise reflected higher performance-driven compensation as well as investments to expand capacity in our investment banking and equity businesses. We also invested in corporate e-commerce initiatives, particularly Morgan OnLine and LabMorgan. The firm's efficiency ratio was 65% in the first quarter of 2000, consistent with the full year of 1999 and our corporate target.

ECONOMIC VALUE ADDED

Firm-wide after-tax EVA for the first quarter of 2000 rose 26% to $358 million compared to the prior year's quarter. The growth in after-tax EVA was substantially due to the firm's earnings growth.

MARKET AND CREDIT RISK

Firm-wide daily earnings at risk (DEaR) for our trading activities approximated $27 million at March 31, 2000, compared with $29 million at December 31, 1999. This reflected, before diversification benefits, market risk DEaR of $24 million at March 31, 2000 ($26 million at December 31, 1999), and derivatives credit risk DEaR of approximately $13 million at March 31, 2000 ($12 million at December 31, 1999). DEaR for the firm's investment portfolio was $7 million at March 31, 2000, compared with $9 million at December 31, 1999.

CAPITAL

During the first quarter of 2000, the firm purchased approximately $600 million of its common stock or 5.2 million shares under its October 1999 authorization to repurchase up to $3 billion of common stock. As of March 31, 2000, $2 billion of this authorization had been utilized; we intend to use the remaining $1 billion over the next nine to 12 months, subject to market conditions, business considerations, and other factors. Excess available capital averaged $3.7 billion in the quarter compared with $2.6 billion for the 1999 full year, reflecting lower economic capital requirements in the businesses because of lower risk levels.

At March 31, 2000, under the Federal Reserve Board market risk capital guidelines for the calculation of risk-based capital ratios, J.P. Morgan's estimated tier 1 and total risk-based capital ratios were 8.3% and 12.0%,

J.P. Morgan & Co. Incorporated         5



respectively; the estimated leverage ratio was 4.5%. At December 31, 1999, J.P. Morgan's tier 1 and total risk-based capital ratios were 8.8% and 12.9%, respectively, and the leverage ratio was 4.7%.

At March 31, 2000, stockholders' equity of $11.6 billion included $119 million of net unrealized appreciation on investment securities, net of the related tax liability of $58 million. This compares with $44 million of net unrealized appreciation at December 31, 1999, net of the related tax liability of $12 million. The net unrealized depreciation on debt investment securities was $72 million at March 31, 2000 compared with a net unrealized depreciation of $129 million at December 31, 1999. The decrease primarily related to the realization of losses on sales of investment securities during the quarter. The net unrealized appreciation on marketable equity investment securities was $200 million at March 31, 2000, and $169 million at December 31, 1999. The net unrealized appreciation on investment securities held by unconsolidated affiliates was $49 million and $16 million, respectively.

                                 #   #   #

J.P. Morgan is a leading global financial firm that meets critical financial needs for business enterprises, governments, and individuals. The firm advises on corporate strategy and structure, raises capital, makes markets in financial instruments, and manages investment assets. Morgan also commits its own capital to promising enterprises and invests and trades to capture market opportunities.

This release may contain forward-looking statements. Our statements, which reflect management's beliefs and expectations, are subject to risks and uncertainties that may cause actual results to differ materially from these statements. For a discussion of the risks and uncertainties, please refer to the J.P. Morgan & Co. Incorporated 1999 Annual Report.

Management will host a conference call with investors at 1:30 p.m. Eastern time on Wednesday, April 12. A live audio webcast of the call will be available on the Internet at http://www.jpmorgan.com/ir/1q2000.html. A replay of the call will be available until Friday, April 14.

Attached are tables with our segment results; a financial summary; interim consolidated financial statements, which are unaudited; and asset quality tables. J.P. Morgan news releases, including quarterly financial results and a historical financial summary, are available on the Internet at www.jpmorgan.com.

SEGMENT RESULTS
J.P. Morgan & Co. Incorporated

The following table reflects our current management reporting structure. For a description of our segments, please refer to the J.P. Morgan & Co. Incorporated 1999 Annual Report.


                                                                                        Increase /      Increase /
                                                 First        First       Fourth       (Decrease),     (Decrease),
                                               Quarter      Quarter      Quarter       1Q 2000 vs.     1Q 2000 vs.
                                                  2000         1999         1999           1Q 1999         4Q 1999
                                              --------------------------------------------------------------------
INVESTMENT BANKING
Total revenues                                 $    364      $  258       $  309        $   106          $  55
Total expenses                                      294         210          274             84             20
                                              --------------------------------------------------------------------
Pretax income                                        70          48           35             22             35
                                              --------------------------------------------------------------------
Pretax EVA                                           52          34           19             18             33
                                              --------------------------------------------------------------------
Average required economic capital                   486         358          446            128             40
                                              --------------------------------------------------------------------

EQUITIES
Total revenues                                      636         287          420            349            216
Total expenses                                      347         230          264            117             83
                                              --------------------------------------------------------------------
Pretax income                                       289          57          156            232            133
                                              --------------------------------------------------------------------
Pretax EVA                                          243          23          112            220            131
                                              --------------------------------------------------------------------
Average required economic capital                   821         601          845            220            (24)
                                              --------------------------------------------------------------------

INTEREST RATE AND FOREIGN EXCHANGE MARKETS
Total revenues                                      489         649          479           (160)            10
Total expenses                                      334         359          264            (25)            70
                                              --------------------------------------------------------------------
Pretax income                                       155         290          215           (135)           (60)
                                              --------------------------------------------------------------------
Pretax EVA                                           32         185           90           (153)           (58)
                                              --------------------------------------------------------------------
Average required economic capital                 1,732       2,098        1,979           (366)          (247)
                                              --------------------------------------------------------------------

CREDIT MARKETS
Total revenues                                      387         704          264           (317)           123
Total expenses                                      253         258          225             (5)            28
                                              --------------------------------------------------------------------
Pretax income                                       134         446           39           (312)            95
                                              --------------------------------------------------------------------
Pretax EVA                                           65         389          (14)          (324)            79
                                              --------------------------------------------------------------------
Average required economic capital                 1,249       1,119          953            130            296
                                              --------------------------------------------------------------------

CREDIT PORTFOLIO
Total revenues                                      199         157          183             42             16
Total expenses                                       38          45           34             (7)             4
                                              --------------------------------------------------------------------
Pretax income                                       161         112          149             49             12
                                              --------------------------------------------------------------------
Pretax EVA                                           97         (22)          54            119             43
                                              --------------------------------------------------------------------
Average required economic capital                 2,516       3,666        2,505         (1,150)            11
                                              --------------------------------------------------------------------

ASSET MANAGEMENT SERVICES
Total revenues                                      407         309          353             98             54
Total expenses                                      303         257          321             46            (18)
                                              --------------------------------------------------------------------
Pretax income                                       104          52           32             52             72
                                              --------------------------------------------------------------------
Pretax EVA                                           83          35           14             48             69
                                              --------------------------------------------------------------------
Average required economic capital                   576         545          580             31             (4)
                                              --------------------------------------------------------------------

EQUITY INVESTMENTS
Total revenues                                      153         (14)         313            167           (160)
Total expenses                                       45          14           66             31            (21)
                                              --------------------------------------------------------------------
Pretax income                                       108         (28)         247            136           (139)
                                              --------------------------------------------------------------------
Pretax EVA                                           78         (59)         192            137           (114)
                                              --------------------------------------------------------------------
Average required economic capital                 1,882       1,278        1,783            604             99
                                              --------------------------------------------------------------------

PROPRIETARY INVESTING AND TRADING
Total revenues                                      188         127         (127)            61            315
Total expenses                                       56          32           40             24             16
                                              --------------------------------------------------------------------
Pretax income                                       132          95         (167)            37            299
                                              --------------------------------------------------------------------
Pretax EVA                                          150         (93)         (61)           243            211
                                              --------------------------------------------------------------------
Average required economic capital                   496       3,595          952         (3,099)          (456)
                                              --------------------------------------------------------------------

CORPORATE
Total revenues                                       13          14           (5)            (1)            18
Total expenses                                      185         162          (71)            23            256
                                              --------------------------------------------------------------------
Pretax income                                      (172)       (148)          66            (24)          (238)
                                              --------------------------------------------------------------------
Pretax EVA                                         (240)        (46)          47           (194)          (287)
                                              --------------------------------------------------------------------
Average required economic capital                (1,244)     (1,592)      (1,055)           348           (189)
                                              --------------------------------------------------------------------

CONSOLIDATED
Total revenues                                    2,836       2,491        2,189            345            647
Total expenses                                    1,855       1,567        1,417            288            438
                                              --------------------------------------------------------------------
Pretax income                                       981         924          772             57            209
                                              --------------------------------------------------------------------
Pretax EVA                                          560         446          453            114            107
                                              --------------------------------------------------------------------
Average required economic capital                 8,514      11,668        8,988         (3,154)          (474)
                                              --------------------------------------------------------------------


FOR NOTES TO THE ABOVE TABLE, PLEASE REFER TO THE FOLLOWING PAGE.

J.P. Morgan & Co. Incorporated

NOTES TO SEGMENT RESULTS TABLE:

-- We define economic value added (EVA) as operating income, adjusted to reflect certain segments on a total return basis, less preferred stock dividends and a charge for the cost of equity capital. The firm's cost of equity capital is currently estimated at 10.5%.

-- Corporate includes revenues and expenses related to Euroclear activities, as follows:

                                          First            First          Fourth
                                        Quarter          Quarter         Quarter
In millions                                2000             1999            1999
================================================================================
Total revenues                              $76              $65             $64
Total expenses                                9                9              15
--------------------------------------------------------------------------------
Pretax income                                67               56              49
================================================================================


REQUIRED VERSUS AVAILABLE CAPITAL
J.P. Morgan & Co. Incorporated

The following table compares average required economic capital versus available capital for the three months ended March 31, 2000.

                                                              First
                                                            Quarter
In millions                                                    2000
===================================================================

Average common equity                                      $ 10,631
Trust preferred securities                                    1,150
Fixed and adjustable preferred stock                            444
Other adjustments                                               (49)
-------------------------------------------------------------------
Total available capital                                      12,176
-------------------------------------------------------------------
Total required economic capital of
    business segments                                         9,758
Corporate                                                     1,292
Diversification                                              (2,536)
-------------------------------------------------------------------
Total required economic capital                               8,514
-------------------------------------------------------------------
Excess available capital                                      3,662
===================================================================


ADVISORY AND UNDERWRITING FEES
J.P. Morgan & Co. Incorporated

-------------------------------------------------------------------------------------------------------------------
                                            ADVISORY             UNDERWRITING REVENUE           TOTAL ADVISORY AND
In millions                                     FEES             AND SYNDICATION FEES            UNDERWRITING FEES
-------------------------------------------------------------------------------------------------------------------

First Quarter 2000                              $236                             $307                         $543

First Quarter 1999                               173                              217                          390

Fourth Quarter 1999                              217                              168                          385

-------------------------------------------------------------------------------------------------------------------

J.P. Morgan & Co. Incorporated

FINANCIAL SUMMARY
J.P. Morgan & Co. Incorporated


-----------------------------------------------------------------------------------------------------------------------------

Dollars in millions, except share data
                                                                                                                  Fourth
                                                                               First Quarter                      Quarter
                                                                 ---------------------------------------    -----------------
                                                                         2000                 1999                  1999
                                                                 ------------------------------------------------------------
Net Income                                                                   $628                  $600                  $509
Economic value added (EVA) - after taxes                                      358                   285                   299

Per common share:
Net income
      Basic                                                                 $3.62                 $3.24                 $2.83
      Diluted                                                                3.37                  3.01                  2.63
Dividends declared                                                           1.00                  0.99                  1.00
Book value                                                                 $59.82                $56.66                $57.83
-----------------------------------------------------------------------------------------------------------------------------
Common shares issued and outstanding
      at period-end                                                   162,502,847           176,696,808           164,797,558
-----------------------------------------------------------------------------------------------------------------------------
Weighted-average number of common
      and dilutive potential common shares
      outstanding                                                     183,589,900           196,382,735           190,097,468
-----------------------------------------------------------------------------------------------------------------------------
Dividends declared on common stock                                           $163                  $175                  $166
Dividends declared on preferred stock                                           9                     9                    10
-----------------------------------------------------------------------------------------------------------------------------
Annualized rate of return on average
      common stockholders' equity                                            23.4 %                22.3 %                18.1 %
As % of period-end total assets:
      Common equity                                                           3.8 %                 4.1 %                 4.1 %
      Total equity                                                            4.1                   4.3                   4.4
-----------------------------------------------------------------------------------------------------------------------------
Regulatory capital ratios  (a)
      Tier 1 risk-based capital ratio                                         8.3 %                 8.2 %                 8.8 %
      Total risk-based capital ratio                                         12.0                  12.3                  12.9
      Leverage ratio                                                          4.5                   4.4                   4.7
Risk-adjusted assets  (a)                                                 141,064               143,087               131,368
-----------------------------------------------------------------------------------------------------------------------------
Average balances
      Debt investment securities (b)                                      $12,684               $33,832               $22,257
      Loans                                                                26,654                27,513                25,502
      Total interest-earning assets                                       185,561               197,243               180,605
      Total assets                                                        260,458               270,163               247,614
      Total interest-bearing liabilities                                  176,304               190,416               170,193
      Total liabilities                                                   249,133               258,713               235,946
      Common stockholders' equity                                          10,631                10,756                10,974
      Total stockholders' equity                                           11,325                11,450                11,668
Net interest earnings before credit loss                                      471                   410                   356
    provisions (fully taxable basis)
Net yield on interest-earning assets                                         1.02 %                0.84 %                0.78 %
-----------------------------------------------------------------------------------------------------------------------------

Employees at period-end                                                    15,622                15,100                15,512
-----------------------------------------------------------------------------------------------------------------------------


(a) Regulatory capital ratios and risk-adjusted assets are estimates at March 31, 2000.

(b) Average debt investment securities are computed on historical amortized cost, excluding the effects of SFAS No. 115 adjustments.

J.P. Morgan & Co. Incorporated


CONSOLIDATED STATEMENT OF INCOME
J.P. Morgan & Co. Incorporated

-----------------------------------------------------------------------------------------------------------------------------------

In millions, except share data
                                                                                Three months ended
                                                    -------------------------------------------------------------------------------
                                                       March 31        March 31         Increase/     December 31         Increase/
                                                           2000            1999        (Decrease)            1999        (Decrease)
                                                    -------------------------------------------------------------------------------

NET INTEREST REVENUE
Interest revenue                                        $ 3,031         $ 2,757          $   274          $ 2,717          $   314
Interest expense                                          2,578           2,368              210            2,379              199
-----------------------------------------------------------------------------------------------------------------------------------
Net interest revenue                                        453             389               64              338              115
Reversal of provision for loan losses                         -               -                -              (25)              25
-----------------------------------------------------------------------------------------------------------------------------------
Net interest revenue after loan loss provisions             453             389               64              363               90


NONINTEREST REVENUES
Trading revenue                                             950           1,134             (184)             754              196
Advisory and underwriting fees                              543             390              153              385              158
Investment management fees                                  276             246               30              259               17
Fees and commissions                                        284             214               70              235               49
Investment securities revenue/ (loss)                       157             (41)             198              131               26
Other revenue                                               173             159               14               62              111
-----------------------------------------------------------------------------------------------------------------------------------
Total noninterest revenues                                2,383           2,102              281            1,826              557

Total revenues, net                                       2,836           2,491              345            2,189              647

OPERATING EXPENSES
Employee compensation and benefits                        1,300           1,096              204              937              363
Net occupancy                                                82              82                -               55               27
Technology and communications                               258             247               11              240               18
Other expenses                                              215             142               73              185               30
-----------------------------------------------------------------------------------------------------------------------------------
Total operating expenses                                  1,855           1,567              288            1,417              438

Income before income taxes                                  981             924               57              772              209
Income taxes                                                353             324               29              263               90
-----------------------------------------------------------------------------------------------------------------------------------
Net income                                                  628             600               28              509              119

PER COMMON SHARE
Net income:
     Basic                                              $  3.62         $  3.24          $  0.38          $  2.83          $  0.79
     Diluted                                               3.37            3.01             0.36             2.63             0.74
Dividends declared                                         1.00            0.99             0.01             1.00                -
-----------------------------------------------------------------------------------------------------------------------------------

J.P. Morgan & Co. Incorporated


CONSOLIDATED BALANCE SHEET (PRELIMINARY)
J.P. Morgan & Co. Incorporated

------------------------------------------------------------------------------------------------------------------------------------
In millions, except share data                                                                              March 31    December 31
                                                                                                                2000           1999
                                                                                                         ---------------------------
ASSETS
Cash and due from banks                                                                                    $   1,901      $   2,463
Interest-earning deposits with banks                                                                           5,198          2,345
Debt investment securities available-for-sale                                                                  8,600         14,286
Equity investment securities                                                                                   1,938          1,734
Trading account assets (including derivative receivables of $48,192 at March 2000 and
   $43,658 at December 1999)                                                                                 139,067        117,592
Securities purchased under agreements to resell ($42,491 at March 2000 and
   $34,470 at December 1999) and federal funds sold                                                           42,916         35,970
Securities borrowed                                                                                           33,690         34,716
Loans, net of allowance for loan losses of $290 at March 2000 and $281 at December 1999                       26,870         26,568
Accrued interest and accounts receivable                                                                       6,979         10,119
Premises and equipment, net of accumulated depreciation of $1,325 at March 2000
      and $1,319 at December 1999                                                                              2,005          1,997
Other assets                                                                                                  15,398         13,108
------------------------------------------------------------------------------------------------------------------------------------

Total assets                                                                                                 284,562        260,898
------------------------------------------------------------------------------------------------------------------------------------

LIABILITIES
Deposits (including interest-bearing deposits of $45,715 at March 2000 and $43,922 at December 1999)          47,334         45,319
Trading account liabilities (including derivative payables of $46,656 at March 2000 and
   $44,976 at December 1999)                                                                                  89,895         80,417
Securities sold under agreements to repurchase ($73,811 at March 2000 and $58,950 at December 1999)
     and federal funds purchased                                                                              74,641         59,693
Commercial paper                                                                                               8,734         11,854
Other liabilities for borrowed money                                                                          10,140         10,258
Accounts payable and accrued expenses                                                                          9,977         10,621
Long-term debt not qualifying as risk-based capital                                                           20,126         19,048
Other liabilities, including allowance for credit losses of $126 at March 2000 and $125 at December 1999       5,883          5,897
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                             266,730        243,107
Liabilities qualifying as risk-based capital:
Long-term debt                                                                                                 5,059          5,202
Company-obligated mandatorily redeemable preferred securities of subsidiaries                                  1,150          1,150
------------------------------------------------------------------------------------------------------------------------------------
Total liabilities                                                                                            272,939        249,459

STOCKHOLDERS' EQUITY
Preferred stock (authorized shares: 10,000,000)
   Adjustable rate cumulative preferred stock, $100 par value (issued and outstanding: 2,444,300)                244            244
   Variable cumulative preferred stock, $1,000 par value (issued and outstanding: 250,000)                       250            250
   Fixed cumulative preferred stock, $500 par value (issued and outstanding: 400,000)                            200            200
Common stock, $2.50 par value (authorized shares: 500,000,000; issued: 200,998,455 at March 2000
 and December 1999)                                                                                              502            502
Capital surplus                                                                                                1,247          1,249
Common stock issuable under stock award plans                                                                  1,951          2,002
Retained earnings                                                                                             11,354         10,908
Accumulated other comprehensive income:
   Net unrealized gains on investment securities, net of taxes                                                   119             44
   Foreign currency translation, net of taxes                                                                    (16)           (18)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                              15,851         15,381
Less: treasury stock (38,495,608 at March 2000 and 36,200,897 shares at December 1999) at cost                 4,228          3,942
------------------------------------------------------------------------------------------------------------------------------------
Total stockholders' equity                                                                                    11,623         11,439
------------------------------------------------------------------------------------------------------------------------------------
Total liabilities and stockholders' equity                                                                   284,562        260,898
------------------------------------------------------------------------------------------------------------------------------------

J.P. Morgan & Co. Incorporated
ASSET QUALITY


IMPAIRED LOANS
J.P. Morgan & Co. Incorporated


----------------------------------------------------------------------------------------

                                                  March 31     December 31     March 31
In millions                                           2000            1999         1999
----------------------------------------------------------------------------------------
Impaired loans:
   Commercial and industrial                          $117 (a)        $ 54         $ 34
   Other                                                23              23           67
----------------------------------------------------------------------------------------

Total impaired loans                                   140              77          101
----------------------------------------------------------------------------------------

(a) The increase during the first quarter of 2000 primarily relates to the addition of one European counterparty.


ALLOWANCES FOR CREDIT LOSSES
J.P. Morgan & Co. Incorporated

Allowance for loan losses
-------------------------------------------------------------------------------------------
                                              First Quarter  First Quarter  Fourth Quarter
In millions                                            2000           1999            1999
-------------------------------------------------------------------------------------------
Beginning balance                                     $ 281          $ 470           $ 301
-------------------------------------------------------------------------------------------
(Reversal of provision for loan losses)                   -              -             (25)
-------------------------------------------------------------------------------------------
Recoveries                                                9              5              10
Charge-offs: (a)
   Commercial and industrial                              -             (3)              -
   Other                                                  -            (25)             (5)
-------------------------------------------------------------------------------------------
Net recoveries / (charge-offs)                            9            (23)              5
-------------------------------------------------------------------------------------------
Ending balance                                          290            447             281
-------------------------------------------------------------------------------------------


(a) Charge-offs include losses on loan sales, primarily banks and other financial institutions, of $25 million for the three months ended March 31, 1999.


Components of the allowance for loan losses
----------------------------------------------------------------------------------------------
                                                            March 31  December 31     March 31
In millions                                                     2000         1999         1999
----------------------------------------------------------------------------------------------
Specific counterparty components in the U.S.                    $ 33         $ 11         $  7
Specific counterparty components outside the U.S.                 13           13            5
----------------------------------------------------------------------------------------------
Total specific counterparty                                       46           24           12
Expected loss                                                    244          257          435
----------------------------------------------------------------------------------------------
Total allowance                                                  290          281          447
----------------------------------------------------------------------------------------------


Allowance for credit losses on lending commitments*
----------------------------------------------------------------------------------------------------------
                                                              First Quarter  First Quarter  Fourth Quarter
In millions                                                            2000           1999           1999
----------------------------------------------------------------------------------------------------------
Beginning balance                                                     $ 125          $ 125          $ 145
----------------------------------------------------------------------------------------------------------
Provision for credit losses/ (reversal of provision)                      1              -            (20)
----------------------------------------------------------------------------------------------------------
Ending balance                                                          126            125            125
----------------------------------------------------------------------------------------------------------


Components of the allowance for credit losses on lending commitments*
------------------------------------------------------------------------------------------------------
                                                                 March 31,  December 31,     March 31,
In millions                                                           2000          1999          1999
------------------------------------------------------------------------------------------------------
Specific counterparty components in the U.S.                          $ 19          $ 19          $  2
Specific counterparty components outside the U.S.                        4             3             3
------------------------------------------------------------------------------------------------------
Total specific counterparty                                             23            22             5
Expected loss                                                          103           103           120
------------------------------------------------------------------------------------------------------
Total allowance                                                        126           125           125
------------------------------------------------------------------------------------------------------

* Includes commitments to extend credit, standby letters of credit, and guarantees.